Exhibit 23.03

CONSENT OF INDEPENDENT AUDITORS

          We consent to the use in this Registration Statement of Deerfield Triarc Capital Corp. on Form S-3 of our report dated March 27, 2007, except for Note 12 as for which date is May 21, 2007, related to the consolidated financial statements of Deerfield & Company LLC and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the prospectus which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 6, 2007